United States securities and exchange commission logo





                 February 17, 2021

       Darren Marks
       Chief Executive Officer
       Grom Social Enterprises, Inc.
       2060 NW Boca Raton Blvd., #6
       Boca Raton, Florida 33431

                                                        Re: Grom Social
Enterprises, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed February 16,
2021
                                                            File No. 333-253154

       Dear Mr. Marks:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Jeffrey Kauten, Staff Attorney, at (202) 551-3447 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Eric Mendelson, Esq.